Exhibit 10.1

CytoSorbents Corporation, A DELAWARE CORPORATION

CytoSorbEnts Medical, Inc., a delaware corporation

WESTERN ALLIANCE BANK, an arizona corporation

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan And Security Agreement (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) is entered into as of March 29, 2018, by and between Western Alliance Bank, an Arizona corporation (“Bank”), and CytoSorbents Corporation, a Delaware corporation and CytoSorbents Medical, Inc., a Delaware corporation (individually and collectively, jointly and severally “Borrower”) and amends and restates in its entirety that certain Loan and Security Agreement dated as of June 30, 2016 by and between Bank and Borrower (the “Old Agreement”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.                   Definitions and Construction.

1.1                Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Amortization Date” means (i) November 1, 2019, if the Term B Loans are not made hereunder, and (ii) May 1, 2020, if Term B Loans are made hereunder.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

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“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of either Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means any Term Loan or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations outstanding under the Loan Documents owed at the end of a given day.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” means Borrower’s primary depository or operating account with Bank.

“Effective Interest Rate” means, with respect to the Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the sum of (a) Index Rate on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (b) Three and Sixty-Six Hundredths percent (3.66%). Notwithstanding the foregoing, the Effective Interest Rate for the Term A Loan for the period from its Disbursement Date through and including March 31, 2018 shall be Eight and Forty One Hundredths percent (8.41%).

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“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Bank.

“Final Payment Percentage” means two and one-half percent (2.50%).

“Foreign Subsidiary” means a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Funding Date” means any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“German Sub” means CytoSorbents Europe GmbH, a wholly and directly owned subsidiary of Borrower that is organized under the laws of Germany.

“Guillermina Vega Montiel Agreement” means that certain letter agreement, by and among CytoSorbents Corporation (as successor in interest to RenalTech International, LLC) and Guillermina Vega Montiel, dated August 11, 2003, a copy of which has been provided to Bank prior to the Closing Date (and without any amendments thereto).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Index Rate” means the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

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“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes (including the Secured Promissory Notes) executed by Borrower, the Success Fee Letter, the Post Closing Letter, any pledge agreement regarding Shares of the German Sub and any other agreement entered into in connection with this Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral, but subject to Permitted Liens.

“Maturity Date” means April 1, 2022.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, the Prepayment Fee, the Final Payment, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means the first (1st) calendar day of each calendar month.

“Perfection Certificate” has the meaning assigned in Section 3.1.

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“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)                Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                Indebtedness existing on the Closing Date and disclosed in the Perfection Certificate on the Closing Date;

(c)                 Indebtedness secured by a Lien described in clause (c) of the defined term “Permitted Liens”, provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time;

(d)                Subordinated Debt;

(e)                 Unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)                  Contingent Obligations (in the aggregate outstanding amount of up to Two Hundred Fifty Thousand Dollars ($250,000) at any given time) arising in the ordinary course of business or consisting of guarantees of any items of Permitted Indebtedness;

(g)                Indebtedness (in the aggregate outstanding amount of up to One Hundred Thousand Dollars ($100,000) at any given time) incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h)                Indebtedness (in the aggregate outstanding amount of up to Three Hundred Thousand Dollars ($300,000) at any given time) incurred to finance insurance premiums in the ordinary course of business;

(i)                  Indebtedness constituting financing by the landlord or its Affiliates of leasehold improvements related to the Plant Expansion and not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time; and

(j)                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)                Investments existing on the Closing Date disclosed in the Perfection Certificate;

(b)                (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts;

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(c)                 Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)                 Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed in the aggregate for (i) and (ii), Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year;

(f)                  (i) Net Investments (i.e. Investments net of any payments received by Borrower from the German Sub after the making of such Investments) by Borrower in the German Sub not to exceed Seven Hundred Thousand Dollars ($700,000) in the aggregate at any given time in any fiscal year and (ii) Net Investments (i.e. Investments net of any payments received by German Sub from the Swiss Sub after the making of such Investments) by German Sub in the Swiss Sub not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any given time in any fiscal year;

(g)                Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)                  non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.

“Permitted Liens” means the following:

(a)                Any Liens existing on the Closing Date and disclosed in the Perfection Certificate on the Closing Date or arising under this Agreement or the other Loan Documents;

(b)                Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)                 Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)                Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)                 Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

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(f)                  leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)                Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(h)                Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower is permitted under the terms of this Agreement to maintain such accounts and Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(i)                  Liens in favor of the landlord or its Affiliates to secure the Permitted Indebtedness described in clause (i) of the definition of “Permitted Indebtedness”; provided, however, such Liens are restricted to the leasehold improvements related to the Plant Expansion that are financed by such Permitted Indebtedness; and

(j)                  Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (i) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(k)                easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the conduct of Borrower’s business in its ordinary course.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” means, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in amount equal to:

(i)                  for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, two percent (2.0%) of the principal amount of such Term Loan prepaid;

(ii)                for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, one and one-half percent (1.5%) of the principal amount of the Term Loan prepaid; and

(iii)              for a prepayment made after the second anniversary of the Funding Date of such Term Loan, one percent (1.0%) of the principal amount of the Term Loan prepaid, provided that no Prepayment Fee shall be due for any payment made at the Maturity Date.

“Plant Expansion” means the new plant expansion contemplated by Borrower during 2018.

“Purolite” means collectively, Brotech Corporation and its affiliate, Purolite International, Inc.

“Purolite Settlement Agreement” means that certain Settlement Agreement, by and among Purolite and Borrower, dated October 2006, in the form provided to the Bank prior to the Closing Date and without any amendments thereto unless such amendments have been approved by Bank in writing in advance.

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“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revenue Event” means the achievement by Borrower, for its fiscal year 2018, of consolidated annual revenues (strictly from the sale of its products and not related to grant funding activities) of at least Fourteen Million Six Hundred Thousand Dollars ($14,600,000), as reasonably determined by the Bank based upon written evidence reasonably satisfactory to the Bank.

“Required Reserves Test” means that on the date of its determination, Borrower shall have sufficient cash reserves (including the proceeds of the Term B Loans) to meet all of its projected expenses in accordance with its then applicable annual operating budget and financial projections delivered and accepted by Bank in accordance with Section 6.3 hereof (including, but not limited to, interest expenses and any applicable principal repayment expenses) for the then immediately following 12 month period, as reasonably determined by the Bank based on evidence reasonably acceptable to the Bank.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Second Draw Period” means the period commencing on the of the date of the occurrence of Revenue Event and ending on the earlier of (i) March 31, 2019 and (ii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the Revenue Event an Event of Default has occurred and is continuing; provided further that no Term B Loans shall be made during the Second Draw Period unless on the Funding Date of the Term B Loans, the Required Reserves Test is met and, on or before the Funding Date of the Term B Loans (but no earlier than ten (10) days prior to the Funding Date), the Seventy Five Percent Test is met or on the Funding Date of the Term B Loans, the aggregate cash reserves of Borrower (held in accounts maintained with the Bank after giving effect to the funding of the Term B Loans), as determined by the Bank based on evidence reasonably acceptable to the Bank, would exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans (including the Term B Loans).

“Secured Promissory Note” has the meaning assigned in Section 2.7.

“Secured Promissory Note Record” means a record maintained by the Bank with respect to the outstanding Obligations under the Loan Documents owed by Borrower to the Bank and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Seventy Five Percent Test” means that on the date of its determination, Borrower shall have achieved consolidated trailing six month revenue (for the six full calendar months completed immediately preceding the date of determination and strictly from the sale of its products and not related to grant funding activities) equal to at least seventy-five percent (75%) of the projected revenue for such period in accordance with the then applicable financial projections delivered by Borrower and accepted by Bank in accordance with Section 6.3 hereof, as reasonably determined by the Bank based on evidence reasonably acceptable to the Bank.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, in the event Borrower, demonstrates to the Bank’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in such Foreign Subsidiary. For the purposes of clarification, “Shares” with respect to the German Subsidiary means sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower of the German Sub.

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“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Success Fee Letter” means that certain success fee letter agreement, by and between the Bank and Borrower, dated as of the date hereof.

“Swiss Sub” means CytoSorbents Switzerland GmbH, a wholly and directly owned subsidiary of the German Sub that is organized under the laws of Switzerland.

“Term Loan” has the meaning assigned in Section 2.2(a)(ii) hereof.

“Term A Loan” has the meaning assigned in Section 2.2(a)(i) hereof.

“Term B Loan” has the meaning assigned in Section 2.2(a)(ii) hereof.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2                Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Without limiting the foregoing, if leases are to be reclassified and accounted for on a basis inconsistent with that reflected in the financial statements of Borrower for the fiscal year ended December 31, 2017 due to a change in GAAP that becomes effective after the Closing Date then, for the purposes of this Agreement, any Indebtedness of Borrower resulting strictly due to such reclassification of such leases (and for no other reason) shall be deemed to be Permitted Indebtedness hereunder.

2.                   Loan and Terms Of Payment.

2.1                Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.2                Term Loan.

(a)                Availability.

(i)                  Subject to the terms and conditions of this Agreement, on the Closing Date, Bank shall make a term loan to Borrower in the amount of Ten Million Dollars ($10,000,000) (the “Term A Loan”). After repayment, the Term A Loan may not be re-borrowed.

(ii)                Subject to the terms and conditions of this Agreement, during the Second Draw Period, Bank shall make a term loan to Borrower in the amount of Five Million Dollars ($5,000,000) (the “Term B Loans”, and together with the Term A Loan, the “Term Loans” and each individually, a “Term Loan”). After repayment, the Term B Loan may not be re-borrowed.

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(b)                Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date of such Term Loan. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date for the Term Loans, and continuing on the Payment Date of each month thereafter, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, as calculated by Bank (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of the Term Loans, (2) the Effective Interest Rate, as determined in Section 2.3(a), and (3) a repayment schedule equal to (A) thirty (30) months, if the Term B Loans are not drawn, and (B) twenty-four (24) months, if the Term B Loans are drawn. All unpaid principal and accrued and unpaid interest is due and payable in full on the Maturity Date with respect to the Term Loans. For the avoidance of doubt, if Borrower pays the Term Loan in full on the Maturity Date in accordance with this Agreement, no prepayment fee will apply. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)                 Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Bank’s Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment has not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay Bank the Final Payment in respect of the Term Loan(s).

(d)                Permitted Prepayment of Term Loans. Borrower shall have the option to prepay, all but not less than all, of Term A Loan and/or Term B Loan advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay such Term Loan at least ten (10) days prior to such prepayment, and (ii) pays to the Bank on the date of such prepayment an amount equal to the sum of (A) all outstanding principal of such Term Loan being prepaid plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Bank Expenses and interest at the Default Rate with respect to any past due amounts.

2.3                Interest Rate, Payments, and Calculations.

(a)                Interest Rate. Except as set forth in Section 2.3(b) below, the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a floating per annum rate equal to the Effective Interest Rate.

(b)                Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                 Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts (including but not limited to the Designated Deposit Account), in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)                Computation. In the event the Index Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, as set forth in the definition of “Effective Interest Rate.” All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

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2.4                Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, unless such Event of Default is either waived by the Bank in its sole discretion or cured to the Bank’s satisfaction and Bank upon such Event of Default having been cured decides in its sole discretion not to further exercises its remedies hereunder in connection therewith, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 1:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5                Fees. Borrower shall pay to Bank the following:

(a)                Diligence Deposit. The Bank acknowledges prior receipt of diligence deposit from Borrower in the amount of Fifteen Thousand Dollars ($15,000) on or about March 2, 2018 and agrees that such deposit will be applied in the following order: towards payment of the Bank Expenses payable on the Closing Date in accordance with Section 2.5(g) and, to the extent that any diligence deposit is remaining thereafter, towards payment of the closing fee in accordance with Section 2.5(c).

(b)                Old Agreement Final Payment. A Final Payment (as defined in the Old Agreement) equal to $85,937.50 due under the Old Agreement on the Closing Date (it being agreed and understood that Bank is waiving the remaining portion of the Final Payment due under the Old Agreement and the Prepayment Fee (as described in the Old Agreement) due under the Old Agreement). For the avoidance of doubt, the parties agree that the payment due under this Section 2.5(a) is in addition to, and not in substitution of, the Final Payment set forth in Section 2.5(c) below and the Prepayment Fee set forth in Section 2.5(d) below;

(c)                 Closing Fee. A fully earned and non-refundable closing fee equal to Twenty Five Thousand Dollars ($25,000) due on the Closing Date;

(d)                Final Payment. The Final Payment, when due hereunder;

(e)                 Prepayment Fee. The Prepayment Fee, when due hereunder;

(f)                  Success Fee. The Success Fee (as defined in the Success Fee Letter), when due thereunder; and

(g)                Bank Expenses. On the Closing Date, all Bank Expenses incurred through such date and, after the Closing Date, all Bank Expenses as and when they are incurred by Bank.

2.6                Term. This Agreement shall become effective on the date hereof and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations under the Loan Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations under the Loan Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are outstanding. Furthermore, termination hereof shall not in any way affect the respective rights and obligations of Borrower and Bank under the Success Fee Letter.

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2.7                Secured Promissory Notes. The Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes the Bank to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Secured Promissory Note, an appropriate notation on such Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on such Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction, or mutilation of any of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

3.                   Conditions of Loans.

3.1                Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)                this Agreement;

(b)                a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                 UCC National Form Financing Statement;

(d)                a duly executed Success Fee Letter;

(e)                 duly executed original Secured Promissory Notes in favor of the Bank;

(f)                  agreement to provide insurance;

(g)                payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(h)                current financial statements of Borrower;

(i)                  [reserved];

(j)                  completed perfection certificate of Borrower (the “Perfection Certificate”);

(k)                a landlord’s consent for each of Borrower’s leased locations;

(l)                  a bailee waiver for each location where Borrower maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(m)              a Disbursement Letter in the form of Exhibit B-1 attached hereto;

(n)                a Loan Payment/Advance Request Form in the form of Exhibit B-2 attached hereto;

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(o)                the certificate(s) for the Shares of CytoSorbents Medical, Inc., together with Assignment(s) Separate from certificate(s), duly executed in blank;

(p)                a pledge agreement and other related documents regarding the pledge to the Bank of a perfected security interest in the Shares of the German Sub (it being agreed and understood that the pledge agreement in effect on the Closing Date shall suffice for the purposes of the initial Credit Extension but that such pledge agreement will be revised and/or amended and restated to provide for otherwise substantially the same provisions as the pledge agreement currently in effect but to secure the entire aggregate amount of all of the Term Loans); and

(q)                such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the effective date of each Credit Extension as though made at and as of each such date (except for representations and warranties that relate to a specific date, which shall be true and correct in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2. Furthermore, the making of each Credit Extension shall be subject to the (i) delivery by Borrower to the Bank, to the extent not delivered at the Closing, of duly executed original Secured Promissory Notes, in number, form and content acceptable to the Bank, with respect to such Credit Extension made by the Bank after the Closing Date and (ii) in the event of Credit Extension of Term B Loans, the Required Reserves Test must be met on the Funding Date of the Term B Loans and the Seventy Five Percent Test must be met on or before the Funding Date of the Term B Loans but no earlier than ten (10) days prior to the Funding Date of the Term B Loans or on the Funding Date of the Term B Loans, the aggregate cash reserves of Borrower (held in accounts maintained with the Bank after giving effect to the funding of the Term B Loans), as determined by the Bank based on evidence reasonably acceptable to the Bank, would exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans (including the Term B Loans). Furthermore, prior to the Funding Date of the Term B Loans, the Bank shall have received an amendment to (or an amendment and restatement) of the pledge agreement in effect on the Closing Date, and other related documents regarding the pledge to the Bank of a perfected security interest in the Shares of the German Sub, after giving effect to which amendment (or amendment and restatement) the pledge agreement shall provide for otherwise substantially the same provisions as currently in effect but shall secure the entire aggregate amount of all of the Term Loans.

3.3                Procedures for Borrowing. Whenever Borrower desires a Term Loan, Borrower will notify Bank no later than 3:00 p.m. Pacific time, three (3) Business Days prior to the date the Term Loan is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty four (24) hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Loan Payment/Advance Request Form in substantially the form of Exhibit B-2 hereto. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Term Loan made under this Section 3.3 to Borrower’s deposit account.

4.                   Creation of Security Interest.

4.1                Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Perfection Certificate, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, other than Permitted Liens, and will constitute a valid, first priority security interest in Collateral, other than Permitted Liens, acquired after the date hereof.

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4.2                Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3                Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4                Pledge of Collateral. Borrower hereby pledges, assigns and grants to the Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, or, to the extent not certificated as of the Closing Date, within fifteen (15) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to the Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder and continuing only until all of the Obligations outstanding under the Loan Documents have been fully repaid, the Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of the Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as the Bank may reasonably request to perfect or continue the perfection of the Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.                   Representations and Warranties.

Borrower represents and warrants as follows:

5.1                Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2                Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3                No Prior Encumbrances. Borrower has good and marketable title to its material property, free and clear of Liens, except for Permitted Liens.

5.4                Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

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5.5                Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Except for the Purolite Settlement Agreement, each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the material Intellectual Property violates the rights of any third party. Except as set forth in the Perfection Certificate, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.6                Name; Location of Chief Executive Office. Except as disclosed in the Perfection Certificate or as disclosed by Borrower under Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or such other address as provided by Borrower under Section 7.2. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof or such other address as provided by Borrower under Section 7.2.

5.7                Litigation. Except as set forth in the Perfection Certificate, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

5.8                No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9                Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.10             Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.11             Environmental Condition. Except as disclosed in the Perfection Certificate, none of Borrower’s or any Subsidiary’s properties or assets have ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

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5.12             Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except to the extent such taxes are being contested in accordance with the following sentence (for the purposes hereof, any and all taxes in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more shall be deemed to be material, individually and collectively). Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the applicable ggovernmental aauthority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien.

5.13             Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and the Shares of its Subsidiaries identified on the Perfection Certificate on the Closing Date.

5.14             Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.15             Accounts. Other than as set forth on the Perfection Certificate, none of Borrower’s nor any Subsidiary’s Collateral Accounts (other than the German Sub’s and Swiss Sub’s Collateral Accounts maintained outside the United States and otherwise disclosed to Borrower) is maintained or invested with a Person other than Bank.

5.16             Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

5.17             Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances under which they were made, it being recognized by Bank that the projections and forecasts have been provided by Borrower in good faith and based upon reasonable assumptions and are not to be viewed as representations, warranties, statements or facts, and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results; provided, however, nothing herein is meant to affect, nor shall it affect, any of Borrower’s obligations and covenants hereunder, including without limitation the financial covenant set forth in Section 6.13, or any other provisions of this Agreement that may be contingent upon the achievement of certain financial results by Borrower.

5.18             Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

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6.                   Affirmative Covenants.

Borrower shall do all of the following:

6.1                Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, in each case where the loss of which could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case where the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2                Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3                Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement and, for each calendar month that is the last month of a fiscal quarter, cash flow statement, covering Borrower’s consolidated operations during such period (except that the cash flow statement shall cover the entire applicable fiscal quarter), prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, within five (5) days of such filings, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (e) as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format (provided, however, the projected revenues must be set forth for each month of such fiscal year), approved by Borrower’s board of directors, and in form and substance reasonably acceptable to Bank; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.4                Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects, except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.5                Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

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6.6                Insurance.

(a)                Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)                All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and all such insurance policies shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations to amounts due; provided that, notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall be permitted to reinvest up to $500,000 of such proceeds in any fiscal year into its business within 180 days of receipt thereof.

6.7                Accounts. Borrower shall (i) maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank (including, without limitation, all depository, operating, and investment accounts maintained in the United States) and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges and swaps. Notwithstanding the foregoing, Borrower may continue to maintain its account with Chase Bank in an amount not to exceed Fifty Thousand Dollars ($50,000) at any time. Notwithstanding anything herein to the contrary (including any provision of Section 7.7), for so long as the Collateral Accounts are maintained at Chase Bank (as described in this Section 6.7) are maintained in accordance with the provisions of this Section 6.7, no control agreements shall be required by the Bank with respect thereto.

6.8                Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Bank in writing of infringement by a third party of its Intellectual Property; (c) on a quarterly basis, advise Bank of any material changes to the composition of Intellectual Property; and (d) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s prior written consent.

6.9                Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first notify Bank and, in the event that the Collateral at any new location is valued in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate or includes any of the books and records of Borrower or any of its Subsidiaries, Borrower shall obtain from such bailee or landlord, as applicable, a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Bank within thirty (30) days from the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be; provided, however, no waiver shall be required with respect to a new office, business location or bailee of a Foreign Subsidiary that is neither a party hereto nor a guarantor of the Obligations.

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6.10             Creation/Acquisition of Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (as described on Exhibit A hereto); and Borrower (or its Subsidiary, as applicable) shall grant and pledge to Bank a perfected security interest in the all of the Shares of each newly created Subsidiary; provided, however, no Foreign Subsidiary will be required to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents to the extent Borrower demonstrates to the Bank’s reasonable satisfaction that such action creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code. For the purposes of clarification, the German Sub will not be required become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents.

6.11             Litigation Cooperation. Commencing on the Closing Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Bank may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12             Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.13             Financial Covenant.

(a)                Following the funding of the Term B Loans hereunder, the Borrower must satisfy the Seventy Five Percent Test each month, as determined by the Bank on the date of the receipt of the monthly financial statements by the Bank in accordance with Section 6.3 hereof.

(b)                If, after the Funding Date of the Term B Loans, the aggregate cash reserves of Borrower (held in accounts maintained with the Bank) for any given month, as determined by the Bank based on evidence reasonably acceptable to the Bank, exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans, Borrower shall not be required to comply with the provisions of Section 6.13(a) for such month.

6.14             Shelf Registration Statement/Equity Sales Agreement. Shelf Registration Statement/Equity Sales Agreement.  Borrower shall file replacement registration statement for its registration statement on Form S-3, as filed with the SEC on July 23, 2015, (Registration No. 333-205806), in a timely manner such that within 30 days of expiration or earlier termination of Registration No. 333-205806, the replacement registration statement shall be effective under which the Borrower may issue, at its election, in one or more offerings, any combination of common stock, preferred stock, senior or subordinated debt securities, warrants, or units, with a total dollar amount of at least Fifty Million Dollars ($50,000,000.00).   Within thirty days of the expiration or earlier termination of the Borrower’s Controlled Equity Offering Sales Agreement with Cantor Fitzgerald and Co., as agent (“Cantor”), Borrower shall enter into a substantially similar agreement with Cantor or another third party pursuant to which the Borrower may offer to sell, from time to time through such third party, shares of the Borrower’s common stock, having an aggregate value of at least Ten Million Dollars ($10,000,000.00) as part of the offering described above.

7.                   Negative Covenants.

Borrower will not do any of the following:

7.1                Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) intercompany Transfers between or among Borrower and co-Borrower or guarantor of Obligations, in each case located in, formed or incorporated under the laws of, and primarily conducting its business in the United States; (iv) Transfers of worn-out or obsolete Equipment and (v) making of royalty payments in accordance with the terms of the Purolite Settlement Agreement and the Guillermina Vega Montiel Agreement.

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7.2                Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends. Furthermore, Borrower shall not, without at least thirty (30) days’ prior written notice to Bank add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in assets or property of Borrower or any of its Subsidiaries).

7.3                Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4                Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5                Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property) or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, in each case, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.

7.6                Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7                Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or, maintain any Collateral Accounts with a Person other than Bank or permit any of its Subsidiaries to do so (other than the Collateral Accounts maintained by the German Sub and the Swiss Sub outside the United States and otherwise disclosed to the Bank) unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8                Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) Permitted Investments and Permitted Indebtedness to be made in or to Affiliates and (iii) sales of inventory from Borrower to German Sub pursuant to standard transfer pricing arrangements and in the ordinary course of business.

7.9                Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

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7.10             Inventory and Equipment. Store any Inventory or Equipment having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement or as disclosed under Section 7.2 hereof; provided, however, Borrower must at all times be in compliance with Section 6.9 hereof.

7.11             Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

7.12             Compliance with Anti-Terrorism Laws. Bank hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Bank to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower and each of its Subsidiaries shall immediately notify Bank if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13             Cash and Cash Equivalent Assets of German Sub and Swiss Sub.

(a)                The total cash and cash equivalent assets of the German Sub may not exceed Five Hundred Thousand Dollars ($500,000) at any given time and any cash and cash equivalent assets in excess of such amount must be caused to be distributed to the Borrower.

(b)                The total assets of the Swiss Sub may not exceed Two Hundred Thousand Dollars ($200,000) in value at any given time and any assets in excess of such amount must be caused to be distributed to the German Sub within 90 days, where such assets shall be subject to the provisions of Section 7.13(a).

8.                   Events of Default.

Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1                Payment Default. If Borrower fails to pay, when due, any of the Obligations.

8.2                Covenant Default.

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(a)                If Borrower fails to perform any obligation under Sections 6.3 (Financial Statements, Reports, Certificates), 6.5 (Taxes), 6.6 (Insurance), 6.7 (Accounts), 6.10 (Creation/Acquisition of Subsidiaries), 6.11 (Litigation Cooperation) or 6.13 (Financial Covenant), or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3                Material Adverse Effect. If there occurs a Material Adverse Effect or there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4                Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.5                Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6                Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could reasonably be expected to have a Material Adverse Effect.

8.7                Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8                Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9                Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.

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8.10             Governmental Approvals. Any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any governmental authority shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect.

9.                   Bank’s Rights and Remedies.

9.1                Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand (except as required by law), do any one or more of the following, all of which are authorized by Borrower:

(a)                Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)                Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)                 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)                Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)                 Set off and apply to the Obligations when due (after taking into account the occurrence of such Event of Default) any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)                  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)                Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)                Bank may credit bid and purchase at any public sale; and

(i)                  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

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9.2                Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations outstanding under the Loan Documents have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3                Accounts Collection. At any time after the occurrence of an Event of Default unless cured to the satisfaction of (or waived by) Bank, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5                Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6                Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7                Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.                Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

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If to Borrower:	CYTOSORBENTS CORPORATION 7 Deer Park Drive Suite K Monmouth Junction, NJ 08852 Attn: Kathleen P. Bloch, Chief Financial Officer FAX: (732) 329-8650 EMAIL: kbloch@cytosorbents.com

If to Bank:	Bridge Bank, a division of Western Alliance Bank 12220 El Camino Real, Suite 100 San Diego, CA 92130 Attn: Bill Wickline EMAIL: bill.wickline@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.                JUDICIAL REFERENCE PROVISION.

12.1             In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2             With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

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12.3             The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4             The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5             The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6             The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7             Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8             The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9             If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

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12.10         THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.                General Provisions.

13.1             Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided, however, so long as no Event of Default has occurred and is continuing, Bank may not transfer its obligations, rights or benefits hereunder (other than in connection with (x) assignments by Bank due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Bank’s own financing or securitization transactions), without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge fund, each as determined by the Bank in its reasonable discretion.

13.2             Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3             Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4             Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5             Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6             Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7             Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations under the Loan Documents remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run. Furthermore, as set forth above, termination hereof shall not in any way affect the respective rights and obligations of Borrower and Bank under the Success Fee Letter.

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13.8             Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9             Patriot Act Notice.  Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act.

13.10         Short Selling Transactions. Until the later of (i) repayment of all Term Loans hereunder by Borrower and (ii) termination of the Success Fee Letter, the Bank shall not itself engage in, or direct any third party to engage in on the Bank’s behalf, any transaction whereby the Bank may benefit from a decline in the Borrower’s stock price.

13.11         Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.12         Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Old Agreement. All security interests granted under the Old Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement. Notwithstanding anything herein to the contrary, the Success Fee Letter (as defined in the Old Agreement) issued pursuant to the Old Agreement shall continue to be in full force and effect notwithstanding the amendment and restated hereby of the Old Agreement and shall represent separate Obligations of Borrower from the Obligations represented by the Success Fee Letter issued hereunder.

14.                NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CytoSorbents Corporation, a Delaware corporation

By:	/s/ Kathleen P. Bloch

Title:	Chief Financial Officer

CytoSorbents Medical, Inc., a Delaware corporation

By:	/s/ Kathleen P. Bloch

Title:	Chief Financial Officer

Western Alliance Bank, an Arizona corporation

By:	/s/ Lindsay Fouty

Title:	Vice President, Portfolio Management

EXHIBIT A

DEBTOR:	CYTOSORBENTS CORPORATION, a Delaware corporation

CYTOSORBENTS MEDICAL, INC., a Delaware corporation

SECURED	PARTY: WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)        all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)        any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property; and (ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary, if Borrower demonstrates to Bank’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; and (iii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Bank hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with the Bank, Borrower has agreed not to encumber any of its Intellectual Property.

Exhibit B-1

DISBURSEMENT LETTER

__, 201[_]

The undersigned, being the duly elected and acting                                   of CYTOSORBENTS CORPORATION, a Delaware corporation as a Borrower (as defined in the Loan Agreement), on behalf of itself and all Borrowers, does hereby certify to WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), in connection with that certain Amended and Restated Loan and Security Agreement dated as of March __, 2018, by and among Borrower and Bank (the “Loan Agreement”; with other capitalized terms used herein having the meanings ascribed thereto in the Loan Agreement) that:

1.       The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2.       No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.       Borrower is in compliance with the covenants and requirements contained in Sections 5, 6 and 7 of the Loan Agreement.

4.       All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Bank.

5.       No Material Adverse Effect has occurred.

6.       The undersigned is a Responsible Officer.

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7.       The proceeds of the Term Loan shall be disbursed as follows:

Disbursement from Bank:
Loan Amount	$[___]
Plus:
--Deposit Received	$[___]

Less:
--Loan Fee	($[_______])
--Interim Interest	($_________)
--Bank’s Legal Fees	($_________)*

TOTAL TERM LOAN NET PROCEEDS	$_______________

8.       The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:	CYTOSORBENTS CORPORATION.

Bank Name:	[ ]

Bank Address:	[ ]

Account Number:	____________________________________

ABA Number:	[ ]

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* Legal fees and costs are through the Closing Date. Post-closing legal fees and costs, payable after the Closing Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

BORROWER:

CYTOSORBENTS CORPORATION, a Delaware corporation

By
Name:
Title:

CYTOSORBENTS MEDICAL, INC., a Delaware corporation

By:

Title:

BANK:

WESTERN ALLIANCE BANK, an Arizona corporation

By
Name:
Title:

[Signature Page to Disbursement Letter]

EXHIBIT B-2

Loan Payment/Advance Request Form

To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Fax:	[(408) 282-1681]

Date:

From:

Borrower's Name

Authorized Signature

Authorized Signer's Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $ _______ in accordance with the Term Loan as defined in the Amended and Restated Loan and Security Agreement dated _______________, 2018.

Borrower hereby authorizes the Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects as of the date of this request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Amended and Restated Loan and Security Agreement.

Exhibit C

Compliance Certificate

TO:	WESTERN ALLIANCE BANK, an Arizona corporation

FROM:

The undersigned authorized officer of CYTOSORBENTS CORPORATION hereby certifies, on behalf of itself and CYTOSORBENTS MEDICAL INC., that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (except for representations and warranties that relate to a specific date, which shall be true and correct in all material respects as of such date). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Annual financial statements (CPA Audited)	FYE within 90 days	Yes	No

Monthly financial statements and Compliance Certificate	Prior to each Credit Extension, and monthly within 30 days	Yes	No

10K and 10Q	Within 5 days of filing	Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days after the beginning of each fiscal year	Yes	No

Intellectual Property Report	Quarterly no later than 30 days after the end of each fiscal quarter	Yes	No

Deposit balances with Bank	$ ___________________
Deposit balance outside Bank	$ ___________________

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by: _________________________
Sincerely,	AUTHORIZED SIGNER

Date: _________________________

___________________________________________	Verified: _________________________
SIGNATURE	AUTHORIZED SIGNER

___________________________________________	Date: _________________________
TITLE
	Compliance Status	Yes No
___________________________________________
DATE

EXHIBIT D

SECURED PROMISSORY NOTE
(Term [A][B] Loan)

$[_____]	Dated: [_____]

FOR VALUE RECEIVED, the undersigned, CYTOSORBENTS CORPORATION, a Delaware corporation with offices located at 7 Deer Park Drive, Suite K, Monmouth Junction, NJ 08852 and CYTOSORBENTS MEDICAL, INC., a Delaware corporation with offices located at 7 Deer Park Drive, Suite K, Monmouth Junction, NJ 08852 (individually and collectively, jointly and severally “Borrower”) HEREBY PROMISES TO PAY to the order of WESTERN ALLIANCE BANK (“Bank”) the principal amount of FIVE MILLION DOLLARS ($5,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B] Loan made to Borrower by the Bank, plus interest on the aggregate unpaid principal amount of such Term Loan, at the rates and in accordance with the terms of the Amended and Restated Loan and Security Agreement dated March 29, 2018 by and between Borrower and the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [A][B] Loan, are payable in lawful money of the United States of America to the Bank as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B] Loan by the Bank to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B] Loan, interest on the Term [A][B] Loan and all other amounts due to the Bank under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by the Bank in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of California.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by the Bank or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

CYTOSORBENTS CORPORATION

By
Name:
Title:

BORROWER:

CYTOSORBENTS MEDICAL, INC.

By
Name:
Title:

Term [A][B] Loan Note

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By